                                    EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES AGREEMENT TO ACQUIRE VOGEL AND NOOT;
EXPANDS FOOD CAN FRANCHISE TO CENTRAL AND EASTERN EUROPE

STAMFORD,CT, December 15, 2010 – Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced that is has entered into a definitive purchase agreement with Vogel & Noot Holding AG to purchase its food can business.  Vogel & Noot, headquartered in Vienna, Austria, currently operates 12 food can manufacturing facilities throughout Central and Eastern Europe and anticipates sales of approximately €250 million (or approximately $335.0 million at current exchange rates) in 2010.  The closing under the purchase agreement is contingent upon satisfactory completion of certain conditions and regulatory approvals.

“As a leader in the metal food can business, we are excited about the opportunity to expand the Silgan franchise as we partner with our global customers to support their growth in the Central and developing Eastern European markets,” said Tony Allott, President and CEO of Silgan.  “The Vogel & Noot team has a proven track record of successful growth in this diverse geographic area, and we are pleased to be able to combine efforts with them to continue to enhance our metal food can position in these important markets and around the world. With plants currently operational in Germany, Austria, Poland, Greece, Macedonia, Belarus, Slovakia,

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SILGAN HOLDINGS
December 15, 2010

and Slovenia and several new locations scheduled to come on line in the near term, the business is uniquely positioned to meet the growing needs of these markets and our global customers,” concluded Mr. Allott.

The purchase price for this transaction is €250 million (approximately $335.0 million), subject to adjustment for the net debt and financial performance of the business, or approximately 6.5 times the projected EBITDA of the business, after giving effect to the expected future earnings of the locations under development.  The transaction is expected to be modestly accretive to its 2011 earnings.  The transaction is expected to close in the first quarter of 2011, subject to certain closing conditions and regulatory approvals, and Silgan expects to fund the purchase price from a combination of cash on hand and euro denominated revolving loan borrowings under its senior secured credit facility.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 68 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.